                [LETTERHEAD OF JEANTET & ASSOCIES APPEARS HERE]


                               DECEMBER 6, 1996


                        Crown Cork & Seal Company, Inc.
                        9300 Ashton Road
                        Philadelphia, PA 19136
                        United States of America


Re.:  Crown Cork & Seal Company, Inc.
      Crown Cork & Seal Finance S.A.
      Debt Securities - USD 1,500,000,000


Dear Sirs,

We have acted as French counsel for Crown Cork & Seal Company, Inc. (the "Company"), in connection with the Registration Statement on Form S-3 (as amended, the "Registration Statement"; terms defined in the Registration Statement being used herein as therein defined), including a prospectus (the "Prospectus") on November 26, 1996 with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and as amended on December 5, 1996, relating to the proposed issuance of $1,500,000,000 aggregate principal amount of debt securities (respectively the "Issuance" and the "Debt Securities") by the Company, Crown Cork & Seal Finance PLC and Crown Cork & Seal Finance S.A., a French societe anonyme all of the shares of which were acquired on November 22, 1996 by Crown Development SNC, a French subsidiary of the Company, to be made in accordance with the provisions of an indenture (the "Indenture") among the Company, Crown Cork & Seal Finance PLC and Crown Cork & Seal Finance S.A. and the Bank of New York, as Trustee, Notwithstanding anything to the contrary in any documents whatsoever and for the sole purpose of this opinion, Crown Cork & Seal Finance S.A. will be referred to herein as the "Issuer".

                              Jeantet & Associes


For the purpose of our opinion, we have examined the articles of incorporation (statuts) of the Issuer, extracts (forms "K-Bis") of the Paris Registre du Commerce et des Societes relating to the Issuer attesting that the latter has existed since 1990, a certified copy of the resolutions of the Issuer's shareholders' meeting dated November 25, 1996 authorizing the Issuance and the Issuer's board to enter into the Indenture, a certified copy of the resolutions of the Issuer's board meeting dated November 25, 1996 deciding on the Issuance, the Registration Statement on Form S-3, including a Prospectus and a form of Indenture (together the "Debt Securities Documentation").

In considering the above documents, we have assumed (i) the genuineness of all signatures thereon or on the originals thereof, (ii) the authenticity and completeness of all documents submitted to us as originals, (iii) the conformity to original documents and the completeness of all documents submitted to us by facsimile, as certified copies or as photocopies and the authenticity of the originals where faxed copies, certified copies or photocopies have been submitted, (iv) the due authorization and execution of the Indenture by the parties thereto other than the Issuer, (v) that the form of the Debt Securities will conform to the form of Debt Securities set forth in the Indenture, (vi) that the Indenture will constitute the legal, valid and binding obligation of the parties thereto other than the Issuer, enforceable in accordance with its respective terms, (vii) that the Debt Securities Documentation, as signed by the parties thereto, conforms to the forms thereof as submitted to us, and (viii) that all documents, including all certificates, dated prior to the date hereof, are true, accurate and complete as to all their particulars on and as of the date hereof, are valid and effective thereunder and examined.

In addition, with your permission, we have made no independent investigation of factual matters expressed herein, which factual matters have been determined solely upon the basis of the documents described in the second paragraph hereof.

We are rendering this opinion solely on the foregoing basis and upon matters of French law and regulations.

Based upon and subject to the foregoing and to any matters not disclosed to us, and subject to the qualifications expressed at the end of this letter, we are of the opinion that (i) the execution and delivery of the Indenture and the Issuance have been duly authorized by the Issuer and (ii) when the Indenture relating to the Debt Securities has been duly executed and delivered by the Issuer, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement of instrument binding upon the Issuer and so as to comply with any requirement or restriction imposed by any Court or governmental body having jurisdiction over the Issuer, and the Debt Securities have been duly executed and delivered by the Issuer, and when authenticated by the Trustee in the manner provided for in the Indenture and sold and paid for each Debt Security will constitute a valid and binding obligation of the Issuer entitled to the benefits of the Indenture and will be enforceable against the Issuer in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              Jeantet & Associes

We express no opinion on any laws other than French law and, in particular, we express no opinion on US law.

This opinion is subject to the fact that in actions brought in French courts, certain questions of procedural law and, in certain events, questions of public policy (ordre public), would be governed by French law. In particular and without prejudice to the generality of the foregoing, the enforceability of the Debt Securities is subject to the following qualifications:

(i) If an original action is brought in France, predicated solely upon the United States Federal securities laws, French courts may not have the requisite jurisdiction to adjudicate such action or to grant the remedies sought and that actions for enforcement in France or judgments of United States courts rendered against French persons would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in France only. In addition, actions in the United States under the U.S. Federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions and a French court may stay proceedings if concurrent proceedings are being brought elsewhere.

(ii) Under Article 1152 of the French Civil Code, French Courts have discretion to increase or decrease the amount of any damages, indemnities or penalties provided for in the Debt Securities Documentation to the extent they would deem them manifestly excessive or derisory and pursuant to Articles 1244-1 to 1244-3 of the French Civil code, a French judge has the power to re-schedule the term for repayment of a debt owed by a French debtor by a period of up to two years, based upon the situation of the debtor and the needs of the creditor.

(iii) Nothing in this opinion must to be taken as indicating that any obligation, other than for the payment of a sum of money, would be specifically enforceable.

(iv) A French court might not enforce the provisions of the Debt Securities Documentation requiring the Issuer to indemnify third parties for courts cost and legal fees.

(v) Claims made against the Issuer may become barred under French statutes of limitations or may be or become subject to defenses of set-off or counter-claim.

(vi) Any judgment obtained against the Issuer in the courts in France in respect of any sum payable by it under the Debt Securities Documentation may be expressed in French Francs.

We express no opinion as to the legal and binding effect or enforceability of provisions of the Debt Securities Documentation pursuant to which the obligations of the Issuer may be increased without their respective contemporaneous agreement as well as to any provision of the Debt Securities Documentation which could be construed as providing for the calculation of interest on any basis other than the actual number of elapsed days.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us in the Registration Statement and the

                              Jeantet & Associes

Prospectus under the captions "The Subsidiary Issuers" and "Legal Matters". In giving such consent, we do not thereby admit that we are in the category or persons whose consent is required under Section 7 of the Act.



                                                  Very truly yours,

                                                  /s/ Jeantet & Associes











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